2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES PRICING OF

COMMON STOCK OFFERING

Houston, Texas – September 15, 2005...Southwestern Energy Company (NYSE: SWN) announced today the pricing of its recently announced offering of common stock.  The number of shares increased from the previously announced 7,300,000 to 8,500,000 and will be offered at a public offering price of $61.35 per share.  Southwestern has granted the underwriters a 30-day option to purchase up to an additional 1,275,000 shares of common stock to cover over-allotments, if any.  The shares are expected to be distributed on September 20, 2005.  The net proceeds from the offering will be used to fund the recently announced increases in the company’s 2005 capital program, to repay upon maturity $125 million of the company’s senior notes due in December 2005 and to fund future capital expenditures relating to the acceleration of the development of the company’s Fayetteville Shale play in Arkansas.

RBC Capital Markets Corporation and J.P. Morgan Securities Inc. are acting as co-lead managers and joint book-runners for the offering. Banc of America Securities LLC, A.G. Edwards & Sons, Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as senior co-managers and Hibernia Southcoast Capital, Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., Simmons & Company International and SunTrust Capital Markets, Inc. are acting as co-managers. A copy of the preliminary prospectus supplement and the accompanying prospectus related to the offering can be obtained from RBC Capital Markets Corporation, Prospectus Department, One Liberty Plaza, 165 Broadway, New York, New York 10006 (fax requests – 212-428-6260) and from J.P. Morgan Securities Inc., Chase Distribution and Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (email requests - addressingservices@jpmchase.com). These documents also have been filed with the Securities and Exchange Commission and will be available over the Internet at the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer

- MORE -

to buy shares of Southwestern common stock. An offering of shares of Southwestern common stock will be made only by means of a prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Manager, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

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